EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of Techedge, Inc.:

We consent to the incorporation by reference in this Registration Statement of Techedge, Inc. on Form SB-2 of our report dated February 28, 2005, relating to the consolidated financial statements and financial statement schedule of Techedge, Inc., appearing in the Annual Report on Form 10-KSB of Techedge, Inc. for the year ended December 31, 2004 and to the reference to us under the heading "Expert" in the Prospectus, which is part of this Registration Statement.


/s/ Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
June 13, 2005